                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                             -----------------------

                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO
                             FILED PURSUANT TO 13d-2

                       (Amendment No. _1_______________)1

                       NEUROBIOLOGICAL TECHNOLOGIES, INC.
             -----------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK , PAR VALUE $0.001 PER SHARE
             -----------------------------------------------------------
                         (Title of Class of Securities)

                                   00064124W1
             -----------------------------------------------------------
                                 (CUSIP Number)

                                NOVEMBER 12, 1999
             -----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              / /   Rule 13d-1(b)

                              /x/   Rule 13d-1(c)

                              / /   Rule 13d-1(d)

         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------

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
----------------------------------------                                        --------------------------------------
CUSIP No. 00064124W1                                      13G                   Page 2 of 5 Pages
----------------------------------------                                        --------------------------------------


---------------------------------------------------------------------------------------------------------------------

1.
           NAME OF REPORTING
           PERSON
           IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           MERZ + CO. GmbH & CO.
           NONE

---------------------------------------------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                   (a) / /

                                                                                                   (b) / /

---------------------------------------------------------------------------------------------------------------------
3.         SEC USE ONLY

---------------------------------------------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

                GERMANY

---------------------------------------------------------------------------------------------------------------------
Number of Shares
Beneficially Owned By Each
Reporting Person With                      5.  SOLE VOTING POWER                  NONE

                             ----------------------------------------------------------------------------------------
                                           6.  SHARED VOTING POWER                NONE

                             ----------------------------------------------------------------------------------------
                                           7.  SOLE DISPOSITIVE POWER             NONE

                             ----------------------------------------------------------------------------------------
                                           8.  SHARED DISPOSITIVE POWER           NONE

---------------------------------------------------------------------------------------------------------------------
       9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  NONE

---------------------------------------------------------------------------------------------------------------------
      10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                  / /

---------------------------------------------------------------------------------------------------------------------
      11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                 0%

---------------------------------------------------------------------------------------------------------------------
      12.   TYPE OF REPORTING PERSON*
                 00

---------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                                                     Page 3 of 5

ITEM 1(a).        NAME OF ISSUER
                  Neurobiological Technologies, Inc.

ITEM 1(b).        ADDRESS OF ISSUERS' PRINCIPAL EXECUTIVE OFFICES

                  1387 Marina Way South
                  Richmond, California  94804

ITEM 2(a).        NAME OF PERSONS FILING
                  Merz + Co. GmbH & Co.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE
                  Eckenheimer Landstrasse 100-104
                  60318 Frankfurt a.M.
                  Germany

ITEM 2(c).        CITIZENSHIP

                  Germany

ITEM 2(d).        TITLE OF CLASS OF SECURITIES

                  Common Stock

ITEM 2(e).        CUSIP NUMBER

                  00064124W1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable

ITEM 4.  OWNERSHIP

        (a)  Amount Beneficially Owned:                                     NONE
        (b)  Percent of Class:                                              0.0%
        (c)  Number of shares as to which such person has:

             (i)   sole power to vote or to direct the vote:                NONE
             (ii)  shared power to vote or to direct the vote:              NONE
             (iii) sole power to dispose or to direct the disposition of:   NONE
             (iv)  shared power to dispose or to direct the disposition of: NONE


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                                                                     Page 4 of 5

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date thereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /x/

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

Inasmuch as the reporting person is no longer the beneficial owner of any of the number of shares outstanding, the reporting person has no further reporting obligation under Section 13(d) of the Securities and Exchange Commission and the rules promulgated thereunder.


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                                                                     Page 5 of 5

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 3, 2000

                                   Merz + Co. GmbH & Co.

                                   /s/ Dr. Peter Mauritz
                                   -------------------------------
                                   By:   Dr. Peter Mauritz
                                   Its:   Vice President, Finance

                                   /s/ H.W. Glaab
                                   -------------------------------
                                   By:   H.W.Glaab
                                   Its:   Executive Director, Legal Department